EXHIBIT 99.1

BJ's Restaurants, Inc. Reports Financial Results for the Second Quarter of Fiscal 2011

HUNTINGTON BEACH, Calif., July 21, 2011 (GLOBE NEWSWIRE) -- BJ's Restaurants, Inc. (Nasdaq:BJRI) today reported financial results for the second quarter of fiscal 2011 that ended on Tuesday, June 28, 2011.

Highlights for the second quarter, compared to the same quarter last year, were as follows:

  Total revenues increased 17% to $152.9 million
  Comparable restaurant sales increased 6.9%
  Net income increased 29% to $8.2 million
  Diluted net income per share increased 22% to $0.28

Results for the second quarter of fiscal 2011 include a pre-tax charge of approximately $1.0 million, or $0.03 per diluted share related to the settlement of certain California employment practices lawsuits that have been outstanding since 2009 and 2010, partially offset by a pre-tax gain of approximately $0.6 million or $0.02 per diluted share, pursuant to the settlement agreement with the Company's broker-dealer for its former auction rate securities portfolio that was fully liquidated in December 2009. Under the terms of that settlement agreement, the Company is entitled to potential future recoveries of its loss on that portfolio based on the performance of the securities through December 2012. During the second quarter of 2011, certain of those securities were redeemed at par, thus resulting in additional cash recoveries for the Company. Excluding the impact of these two aforementioned items on a non-GAAP basis, net income and net income per diluted share for the second quarter of 2011 was $8.5 million and $0.29, respectively. A reconciliation between GAAP financial measures and non-GAAP financial measures is included in the accompanying financial data.

"Our leadership team was pleased with our strong top-line and bottom-line performance during the second quarter of 2011," commented Jerry Deitchle, Chairman and Chief Executive Officer. "Our focus on providing a higher quality, more differentiated dining experience with broad consumer approachability continues to resonate with our guests, as evidenced by our strong comparable sales increase of 6.9% for the quarter, which successfully hurdled a solid 5.3% increase for the same quarter last year. During the second quarter, we introduced our highly successful, lower calorie Enlightened Entrees™ menu offerings and continued implementing our seating efficiency, expanded beer taps and other initiatives that provide us with opportunities to further improve our sales productivity and operational efficiency. Furthermore, our restaurant operations team continues to achieve increased leverage within the four walls of our restaurants. Compared to the same quarter last year, our estimated four-wall restaurant level operating cash flow margin increased by 90 basis points to 20.9%. One of the most difficult challenges executing any new restaurant development plan is to preserve the concept's initial favorable unit economics as it expands further away from its home base.   At BJ's, we continue to demonstrate our ability to grow from a small regional California restaurant company into a national restaurant company while preserving and expanding our four-wall restaurant level margins. With only 108 restaurants open today in 13 states, we continue to believe that BJ's best years are still well ahead of us."

As of the end of the second quarter 2011, the Company has successfully opened five new restaurants of which three new restaurants opened during the second quarter (Austin, Texas; Las Vegas, Nevada; and Century City, California). "Sales for our new restaurants continue to exceed our initial expectations, and we remain on track to achieve our stated goal to open as many as 12 to 13 new restaurants this year," said Deitchle. The Company currently expects to open as many as four new restaurants in the third quarter, of which one has already opened in College Station, Texas, and as many as three to four new restaurants in the fourth quarter of this year. Investors are reminded that the actual number and timing of new restaurant openings is subject to a number of factors outside of the Company's control, including weather conditions and factors under the control of landlords, contractors and regulatory/licensing authorities.

Investor Conference Call and Webcast

BJ's Restaurants, Inc. will conduct a conference call on its second quarter earnings release today, July 21, 2011, at 2:00 p.m. (Pacific Time). The Company will provide an Internet simulcast, as well as a replay of the conference call. To listen to the conference call, please visit the "Investors" page of the Company's website located at http://www.bjsrestaurants.com several minutes prior to the start of the call to register and download any necessary audio software. An archive of the presentation will be available for 30 days following the call.

BJ's Restaurants, Inc. currently owns and operates 108 casual dining restaurants under the BJ's Restaurant & Brewery®, BJ's Restaurant & Brewhouse® or BJ's Pizza & Grill® brand names. BJ's restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, appetizers, sandwiches, soups, pastas, entrées and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ's experience. The Company, along with its qualified third-party craft brewers, produces and distributes BJ's critically acclaimed handcrafted beers throughout the chain. The Company's restaurants are located in California (53), Texas (23), Arizona (6), Colorado (4), Oregon (2), Nevada (5), Florida (6), Ohio (2), Oklahoma (2), Kentucky (1), Indiana (1), Louisiana (1) and Washington (2). Visit BJ's Restaurants, Inc. on the Web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute "forward-looking" statements for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding expected comparable restaurant sales growth in future periods, those regarding the effect of new sales-building initiatives and future guest traffic, as well as those regarding the number of restaurants expected to be opened in future periods and the timing and location of such openings. These "forward-looking" statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (ii) our ability to manage an increasing number of new restaurant openings, (iii) construction delays, (iv) labor shortages, (v) minimum wage increases, (vi) food quality and health concerns, (vii) factors that impact California, where 53 of our current 108 restaurants are located, (viii) restaurant and brewery industry competition, (ix) impact of certain brewery business considerations, including without limitation, dependence upon suppliers, third party contractors and related hazards, (x) consumer spending trends in general for casual dining occasions, (xi) potential uninsured losses and liabilities, (xii) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our handcrafted beers and energy, (xiii) trademark and service-mark risks, (xiv) government regulations, (xv) licensing costs, (xvi) beer and liquor regulations, (xvii) loss of key personnel, (xviii) inability to secure acceptable sites, (xix) limitations on insurance coverage, (xx) legal proceedings, (xxi) other general economic and regulatory conditions and requirements, (xxii) the success of our key sales-building and related operational initiatives and (xxiii) numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. BJ's Restaurants, Inc. undertakes no obligation to update or alter its "forward-looking" statements whether as a result of new information, future events or otherwise.

BJ's Restaurants, Inc.
Unaudited Consolidated Statements of Income
(Dollars in thousands except for per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 28, 2011		June 29, 2010		June 28, 2011		June 29, 2010
Revenues	$152,887	100.0%	$130,497	100.0%	$297,749	100.0%	$252,183	100.0%
Costs and expenses:
Cost of sales	37,886	24.8	31,707	24.3	73,606	24.7	61,771	24.5
Labor and benefits	52,315	34.2	45,095	34.6	102,780	34.5	88,515	35.1
Occupancy and operating	31,045	20.3	27,855	21.3	60,361	20.3	53,867	21.4
General and administrative	9,794	6.4	8,961	6.9	19,712	6.6	17,435	6.9
Depreciation and amortization	8,256	5.4	7,030	5.4	16,203	5.4	13,761	5.5
Restaurant opening	1,685	1.1	1,290	1.0	2,686	0.9	2,419	1.0
Loss on disposal of assets	283	0.2	–	–	668	0.2	140	0.1
Legal settlements	1,020	0.7	–	–	1,020	0.3	–	–
Total costs and expenses	142,284	93.1	121,938	93.5	277,036	93.0	237,908	94.5
Income from operations	10,603	6.9	8,559	6.5	20,713	7.0	14,275	5.5

Other income (expense):
Interest income	56	–	31	–	88	–	60	–
Interest expense	(27)	–	(22)	–	(55)	–	(43)	–
Gain on investment settlement	614	0.4	–	–	614	0.2	–	–
Other income, net	96	0.1	108	0.1	334	0.1	344	0.1
Total other income (expense)	739	0.5	117	0.1	981	0.3	361	0.1
Income before income taxes	11,342	7.4	8,676	6.6	21,694	7.3	14,636	5.6

Income tax expense	3,174	2.1	2,342	1.8	6,331	2.1	3,952	1.6

Net income	$ 8,168	5.3%	$ 6,334	4.8%	$ 15,363	5.2%	$ 10,684	4.0%

Net income per share:
Basic	$ 0.30		$ 0.23		$ 0.56		$ 0.40

Diluted	$ 0.28		$ 0.23		$ 0.53		$ 0.38

Weighted average number of shares outstanding:
Basic	27,644		27,041		27,537		26,957

Diluted	29,161		27,963		29,021		27,852

Percentages reflected above may not reconcile due to rounding.

Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	June 28,	December 28,
	2011	2010
Balance Sheet Data (end of period):	(unaudited)	(audited)

Cash, cash equivalents and short-term investments	$ 55,570	$ 53,192

Non-current investments	$ 4,976	$ 1,005

Total assets	$ 458,210	$ 430,085

Total long-term debt, including current portion	$ --	$ --

Shareholders' equity	$ 310,995	$ 287,826

Supplemental Information
(Dollars in thousands)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 28, 2011		June 29, 2010		June 28, 2011		June 29, 2010
Stock-based compensation (1)
Labor and benefits	$ 342	0.2%	$ 205	0.2%	$ 706	0.2%	$ 431	0.2%
General and administrative	753	0.5	739	0.6	1,433	0.5	1,517	0.6
Total stock-based compensation	$1,095	0.7%	$ 944	0.8%	$2,139	0.7%	$1,948	0.8%

Unaudited Operating Data
Comparable restaurant sales % change	6.9%		5.3%		7.3%		4.9%
Restaurants opened during period	3		2		5		4
Restaurants open at period-end	107		96		107		96
Restaurant operating weeks	1,362		1,236		2,693		2,435

(1) Percentages represent percent of total revenues.

Reconciliation of Selected GAAP Financial Measures to Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with U.S. generally accepted accounting principles ("GAAP"), the Company has included the following non-GAAP financial measures in this press release or in the webcast to discuss the Company's financial results for the second quarter of fiscal year 2011 which may be accessed via the Company's website at http://www.bjsrestaurants.com: (i) non-GAAP net income and (ii) non-GAAP basic and diluted net income per share. Each of these non-GAAP financial measures is adjusted from results based on GAAP to exclude certain expenses and gains. As a general matter, the Company uses these non-GAAP measures in addition to and in conjunction with results presented in accordance with GAAP. Among other things, the Company uses such non-GAAP financial measures in addition to and in conjunction with corresponding GAAP measures to help analyze the performance of its core business. In addition, the Company believes that such non-GAAP financial information is provided by its competitors and such information is used by analysts and others in the investment community to analyze the Company's results and in formulating estimates of future performance and that failure to report these non-GAAP measures, could result in confusion among analysts and others and a misplaced perception that the Company's results have underperformed or exceeded expectations.

These non-GAAP financial measures reflect an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the reconciliations to corresponding GAAP financial measures, provide a more complete understanding of the Company's results of operations and the factors and trends affecting the Company's business. However, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

For the thirteen weeks and twenty-six weeks ended June 28, 2011, non-GAAP net income and non-GAAP basic and diluted net income per share excludes the effect from the settlement of certain California employment practices lawsuits and the gain pursuant to the settlement agreement with the Company's broker-dealer for its former auction rate securities portfolio that was fully liquidated in December 2009. The Company believes that presentation of measures of net income and diluted net income per share that exclude these items assists management and investors in evaluating the period over period performance of the Company's ongoing core business operations because these items are non-routine in nature. Furthermore, the Company believes that presentation of a measure of non-GAAP net income and non-GAAP net income per share that excludes such items is useful to management and investors in evaluating the performance of the Company's ongoing operations on a period-to-period basis and relative to the Company's competitors.

Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except for per share data)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	June 28, 2011		June 29, 2010		June 28, 2011		June 29, 2010
Net income, as reported	$ 8,168	5.3%	$ 6,334	4.8%	$15,363	5.2%	$10,684	4.0%
Legal settlements	1,020	0.7	--	--	1,020	0.3	--	--
Gain on investment settlement	(614)	(0.4)	--	--	(614)	(0.2)	--	--
Tax effect - legal settlements (1)	(298)	(0.2)	--	--	(298)	(0.1)	--	--
Tax effect - gain on investment settlement (1)	179	0.1	--	--	179	0.1	--	--
Non-GAAP net income	$ 8,455	5.5%	$ 6,334	4.8%	$15,650	5.3%	$10,684	4.0%

Basic net income per share:	$ 0.30		$ 0.23		$ 0.56		$ 0.40
Legal settlements	0.04		--		0.04		--
Gain on investment settlement	(0.02)		--		(0.02)		--
Tax effect - legal settlements (1)	(0.01)		--		(0.01)		--
Tax effect - gain on investment settlement (1)	0.01		--		0.01		--
Non-GAAP basic net income per share	$ 0.31		$ 0.23		$ 0.57		$ 0.40

Diluted net income per share:	$ 0.28		$ 0.23		$ 0.53		$ 0.38
Legal settlements	0.03		--		0.04		--
Gain on investment settlement	(0.02)		--		(0.02)		--
Tax effect - legal settlements (1)	(0.01)		--		(0.01)		--
Tax effect - gain on investment settlement (1)	0.01		--		0.01		--
Non-GAAP basic net income per share	$ 0.29		$ 0.23		$ 0.54		$ 0.38

Per share amounts reflected above may not reconcile due to rounding.

(1) The tax effect is based on the Company's annual estimated tax rate of 29.2%.
CONTACT: Greg Levin
         BJ's Restaurants, Inc.
         (714) 500-2400